Exhibit 23.1

                        CONSENT OF JOHNSON, MILLER & CO.
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The Board of Directors and Stockholders

Amen Properties, Inc.

We hereby consent to the incorporation by reference in the registration statements (No. 333-789663) on Form S-8 of Amen Properties, Inc. of our report dated March 15, 2005, and November 11, 2005 as to the effects of the restatement, with respect to the balance sheet of Amen Properties, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, which appear in the December 31, 2004 and 2003 annual report on Form 10KSB, as amended of Amen Properties, Inc.

We also consent to reference to us under the caption "Experts" in the Form S-8.

Date:  December 19, 2005



             /s/ JOHNSON, MILLER & CO.
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